CONTRACT OF LEASE

This Contract of Lease made and executed by and between:

     REBECCA A. YNARES, Filipino, of legal age, with residence and postal address at No. 25 Rizal St., San Carlos Heights Subdivision, Tayuman, Binangonan, Rizal, hereinafter known as the LESSOR;

                                     -and-

     MOMENTUM INTERNET (PHILIPPINES) INC., an entity in the process of incorporation under the laws of the Republic of tile Philippines, with office address at Penthouse 3 Manila Luxury Condominium, Pearl Drive, Ortigas Center, Pasig City, represented herein by its President, ANTHONY TOBIN, hereinafter known as the LESSEE.

                                WITNESSETH: That

     In consideration of the payments, terms, conditions and stipulations hereinafter stated, the LESSOR hereby leases and lets unto the LESSEE, and the latter hires, takes and accepts in lease from former the property known as tile Unit PH-3, Manila Luxury Condominium, located at Pearl Drive corner Gold Loop St. Ortigas Center, Pasig City, with an area of 389.39 sq.m. more or less.

     1. TERM OF LEASE: The term of lease shall be for a period of one (1) year, commencing January 01, 1999 ending December 31, 1999. This lease may be renewed under such terms and conditions that may be the subject of negotiation and mutual agreement of both panics, provided that written notice of the intention to renew is first served by LESSEE to the LESSOR at least sixty (60) days before the expiry date of the lease and provided further that both parties shall have agreed on the new rental and other conditions corresponding to the renewal period not later than thirty (30) days before the expiration of the original lease. In the event no mutual agreement is reached with respect to the new rental rate and other conditions within , the said period, this lease contract shall automatically expire at the end of tile one-year period and the LESSEE agrees to vacate the premises as provided for in paragraph 13 hereof.

     2. RENTAL: The monthly rental for the leased premises with one (1) telephone line (637-3508) and two (2) parking slots (#39 and 40 at Basement 1) shall be NINETY THOUSAND (P90,000.00) PESOS Only, Philippine Currency, net of Five (5%) Percent Witholding Tax; Ten (10%) Percent EVAT and the Association Dues.

     Upon signing of this Contract of Lease, LESSEE shall pay to the LESSOR advance rental equivalent to two (2) months amounting to One Hundred Eighty Thousand (P130,000.00) Pesos Only. The monthly rentals shall be paid every first
(Ist) day of the month starting January 01, 1999. The two (2) months advance rental shall be applied to (lie remaining two (2) months of the contract immediately before its termination.

     In case of default and after a grace period of one (1) week, in payment of said rental, amount owing shall bear interest at thirty six (36%) percent per annum to be computed daily from the date of default until fully paid. Payment of such interest is considered as penalty by reason of such default, without prejudice to [lie right of LESSOR to terminate the contract and eject LESSEE for non-payment of rental on due date;

     The payment of Five (5%) Percent Withholding Tax and Ten (10%) EVAT upon its effectivity, as mandated by tile government, shall be for the account of the LESSEE.
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     3.  SECURITY  DEPOSIT:  Upon  signing or this  agreement,  the LESSEE shall deposit with the LESSOR a cash bond in a sum equivalent to two (2) months rental or the amount of One Hundred Eighty Thousand (PI80,000.00) Pesos Only. Said bond shall answer for the faithful compliance by the LESSEE of ail the LESSEE's obligations under this contract, it being understood that the same shall not earn interest nor is it intended to be measure of the damages that the LESSOR may collect from the LESSEE under this contract. The said bond shall not be refundable to the LESSEE until the LESSEE shall have vacated the premises upon termination of this lease, or its extension or renewal, and only after deducting all amounts that may be payable by the LESSEE to the LESSOR under this contract. The LESSOR shall have the right from time to time to deduct front the deposit any and all advances and damages which the LESSEE liable to the LESSOR under any provisions of this contract, and in the event that the deposit is reduced as a result of such deduction, the LESSEE shall, within five (5) days from demand, make an additional deposit with the LESSOR in order to maintain the deposit at an amount equal to two (2) months rental.

     4. FURTHER OBLIGATIONS: The LESSEE shall be liable for the corresponding proportionate monthly assessment fee or condominium due of TWENTY PESOS (P20.00/SQ.M.) PER SQUARE METER of the total leased area, which may be subject to adjustment and/or change under the direction of the condominium corporation as the case maybe, pertaining to light and water consumption of the common areas, security, elevator service, maintenance of common areas and similar services.

     The LESSOR shall pay real estate taxes for the subject leased premises, and the building insurance and real estate tax for the land which shall likewise be subjected to change by the condominium corporation and/or other competent authorities.

     The LESSEE hereby agrees to allow any prospective buyer of the LESSOR to view the leased unit.

     5. USE OF PREMISES: SUB-LEASE: The leased premises shall be used solely and exclusively by tile LESSEE as and for office / residential space. The rights of the LESSEE hereunder shall not be assigned or sub-leased in whole or in part without the prior written consent of the LESSOR.

     In using the leased premises, the LESSEE shall faithfully comply with the following conditions:

     5.1 The LESSEE shall not bring into nor store in the leased premises any inflammable nor explosive goods and materials, nor any article which may expose the leased premises to fire, or thereby increase the fire hazard of tile building, or increase the rate of the insurance of the building, or any article which the LESSOR reasonably prohibit; nor shall the LESSEE carry on and permit upon the said premises any trade or occupation or suffer to be done any other thing, which may make void or voidable in whole or in part any policy for such insurance. The LESSEE shall be held liable for any and all damages the LESSOR may suffer through any such act or omission of the LESSEE.

     5.2 The LESSEE shall not use the corridors and patios of the building except as passageway or aisle to go in and out of the leased premises; nor shall the LESSEE make or cause to be made any openings in the leased premises to be used as a counter to transact business with the general public from outside of the leased premises, nor as door, chute, window, skylight, air-conditioning of similar purpose.

     5.3 The LESSEE shall not make any alterations, additions or repairs, nor start or procerd with any repair work, or any case, introduce improvements without obtaining the LESSOR's written approval and consent: and the parties hereto agree that all improvements or alterations, additions, repair or works of whatsoever nature made on the leased premises shall upon completion, from an integral part of the leased premises and shall not be removed there from and shall belong to and become the exclusive property of the LESSOR; without any right an the part of the LESSEE to be reimbursed for the cost nor value thereof.

     5.4 The LESSOR reserves the right to prescribed or limit the weight of any machinery, heavy safe, equipment or others or other articles which the LESSEE may warrant to place in the leased premises. The LESSOR shall have the right to designate the position or location for such subject. No machinery, furniture nor other equipment may be brought into nor out of the building or leased premises without the prior written approval of die LESSOR.

     5.5 The LESSEE shall maintain the leased premises in a clean, safe and /sanitary condition; the LESSEE shall dispose of all rubbish only through the means that the LESSOR may require or provide.

     5.6 The LESSEE shall not make, permit or suffer to be committed upon the lease premises any disturbing noise caused by them or persons under their control that may constitute a nuisance or convenience of the other tenants in the above-mentioned office building or condominium.

     5.7 The LESSEE must not, in any way, block the passageway leading to the fire escape, nor use the said passageway as storage.

     6. UTILITIES: During the existence of this lease, the LESSEE shall pay the expenses for the electric power, water, telephone, and other utility services which may be used or consumed by the LESSEE in the leased premises. Any breakdown for any reason or cause of whatsoever of any said utilities within the building or the leased premises shall not make tile LESSOR answerable for damages.

     Repair in the utility service system, including water pipes and toilet equipment and facilities within the leased premises shall be undertaken by the LESSOR, provided however, that if the making of such repair has been rendered necessary due to damage resulting from the fault or negligence of the LESSEE's employee, agent, guest, client or customer, said repairs shall be at the LESSEE's expense. No delay in the making of such repairs nor defectiveness or unsatisfactory condition thereof shall render the LESSOR liable for damage to the LESSEE.

     7. LESSOR'S EXEMPTION FROM LIABILITY: The LESSOR shall not be liable for any damage caused or arising from the failure of tile water supply, failure of fluctuation of the electric current, or defects from the plumbing, water or electric installation, or the bursting, leaking or running of any washstand, water closet, cistern, tank or waste pipe in or adjacent to the leased premises, or for damage caused by water coming through the roof. The LESSEE during the occupancy of the leased premises hold the LESSOR free and harmless from any damage, liability or responsibility to any person arising out or as a consequence of the used of the leased premises by (lie LESSEE, members of their staff and guests.

     8. COMPLIANCE WITH LAWS. REGULATIONS AND RULES AND RESTRICTIONS: The LESSEE shall promptly comply with any and all laws, ordinances, rules & regulations, orders which national, provincial or local government, or any department, bureau, board, commission, or other agency or instrumentality thereof may promulgate, and with all regulations that the LESSOR may, from time to time, adopt and enforce regarding the use, occupation, sanitation and safety of the leased premises.

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
     IN WITNESS WHEREOF, the parties have hereunto signed these present in Pasig City, Philippines, this _ day of December, 1998.

/S/ Rebceca A. Ynares
REBECCA  A. YNARES                           MOMENTUM INTERNET
       Lessor                                (PHILIPPINES) INC.


                                             By: /s/ Anthony Tobin

                                             ANTHONY TOBIN
                                             President

                           SIGNED IN THE PRESENCE OF:


                                 ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES  )
                             )S.S.

     BEFORE ME, a Notary Public for and in, ________________, Metro Manila, this ________ day of December, 1998 personally appeared the following:

Name                Com.Tax/Passport No.          Date/Place Issued

Rebecca A. Ynares
Anthony Tobin              B339203                July 18, 1989 / Manila

known to me and to me known to be the same persons who executed the foregoing CONTRACT OF LEASE, and acknowledged to me that the same is their true act and voluntary deed.

WITNESS MY HAND AND NOTARIAL SEAL on the date and place first above written.

Doc. No.
Page No.
Book No.
Series of 1998.